Bowhead Specialty Holdings Inc. Reports Second Quarter 2026 Results and Cancels Earnings Conference Call Following Announcement of Merger Agreement with American Family

NEW YORK, New York. (BusinessWire) – August 3, 2026 – Following the issuance of a news release earlier today announcing that Bowhead Specialty Holdings Inc. (“Bowhead”, the “Company” or “us”) (NYSE: BOW), has entered into a definitive merger agreement under which American Family will acquire Bowhead, the Company today announced financial results for the second quarter ended June 30, 2026(1) and cancelled the previously scheduled conference call to discuss its second quarter ended June 30, 2026 financial results.

Second Quarter 2026 Highlights
•Gross written premiums increased 28.2% to $297.9 million.
•Net income of $16.1 million, or $0.48 per diluted share.
•Adjusted net income(2) of $16.1 million, or $0.48 per diluted share(2).
•Return on equity of 13.8% and adjusted return on equity(2) of 13.8%.
•Book value per share $14.39 and diluted book value per share of $14.12.

Bowhead Chief Executive Officer, Stephen Sills, commented, “Since Bowhead's founding, we have benefited from a strong and trusting relationship with American Family, whose support and partnership have enabled us to build the company we are today. Over the years, they have developed a deep understanding of our business, our culture, and the underwriting discipline that defines Bowhead. I believe this transaction delivers compelling value to our stockholders while bringing together two organizations that share a long history, aligned values, and a commitment to disciplined underwriting and long-term success. I am proud of what the Bowhead team has accomplished, and I believe this combination recognizes the strength of the Bowhead franchise while continuing to enhance our ability to create value for our insureds, distribution partners and employees. I look forward to joining American Family and continuing to lead the Bowhead franchise.”

Mr. Sills continued, “Turning to our second quarter results, Bowhead once again delivered a strong quarter highlighted by consistent strong top and bottom line growth. Gross written premiums in the second quarter grew over 28% year-over-year, while adjusted net income grew over 26%, and diluted adjusted earnings per share grew just under 30%.”

Underwriting Results

The 28.2% increase in gross written premiums to $297.9 million in the second quarter of 2026 was driven by our increasing renewal book, new business and continued growth in our platform across all divisions:

•Our Casualty division led the growth with a 32.5% increase to $199.8 million;
•Professional Liability increased 0.6% to $55.1 million;
•Healthcare Liability increased 23.9% to $29.1 million;
•Baleen Specialty increased 311.1% to $13.9 million.
Our loss ratio of 67.3% for the second quarter of 2026 increased 1.1 points compared to 66.2% in the same period of 2025 due to an increase in our current accident year loss ratio. The higher current accident year loss ratio was driven by lower ceded loss activity under our excess of loss treaties, and to a lesser extent, changes in our portfolio mix.
As communicated in the past, the development in our prior accident year losses were driven by expected loss ratios applied to net additional premiums that were billed and fully earned in the quarter, but associated with policies from prior accident years. Once again, these amounts were not based on actual losses settling for more than reserved, and did not represent an increase in estimated reserves on unresolved claims.

Our expense ratio was 28.6% for the three months ended June 30, 2026, reflecting a decrease of 2.0 points compared to 30.6% for the same period in 2025. This decrease in our expense ratio was primarily driven by the 3.4 point decrease in our operating expense ratio and a 0.3 point increase in other insurance-related income, which contributed to the lowering of our expense ratio. These improvements were partially offset by the 1.7 point increase in our net acquisition costs ratio.

The decrease in our operating expense ratio was due to the continued scaling of our business, where net earned premiums grew at a higher rate than our expenses, as well as the prudent management of our expenses, including estimates of deferrable costs.

The increase in our net acquisition costs ratio was driven by the increase in earned broker commissions due to changes in our portfolio mix and higher commission rates, an increase in the ceding fee we pay to American Family and deferred employment related underwriting costs, partially offset by an increase in earned ceding commissions from our ceded reinsurance treaties.

Investment Results

Net investment income increased 37.6% in the quarter to $18.8 million, driven by a higher balance of investments. Our investment portfolio had a book yield of 4.7% and a new money rate of 4.9% as of June 30, 2026.

The weighted average effective duration of our investment portfolio, which included cash equivalents, was 3.3 years and had an average rating of “AA-” as of June 30, 2026.

__________________
(1)Comparisons in this release are made to June 30, 2025 financial results unless otherwise noted.
(2)Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Summary of Operating Results

The following table summarizes the Company’s results of operations for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
	($ in thousands, except percentages and per share data)
Gross written premiums	$297,894	$232,361	28.2%	$514,635	$407,209	26.4%
Ceded written premiums	(116,869)	(83,508)	39.9%	(193,268)	(141,587)	36.5%
Net written premiums	$181,025	$148,853	21.6%	$321,367	$265,622	21.0%

Revenues
Net earned premiums	$143,953	$119,137	20.8%	$280,762	$228,954	22.6%
Net investment income	18,820	13,677	37.6%	36,847	26,236	40.4%
Net realized investment losses	(11)	(11)	—%	(32)	(15)	113.3%
Other insurance-related income	1,095	460	138.0%	1,974	805	145.2%
Total revenues	163,857	133,263	23.0%	319,551	255,980	24.8%

Expenses
Net losses and loss adjustment expenses	96,945	78,900	22.9%	188,427	152,327	23.7%
Net acquisition costs	15,820	11,038	43.3%	29,713	20,834	42.6%
Operating expenses	26,384	25,849	2.1%	52,187	49,785	4.8%
Non-operating expenses	—	437	(100.0)%	—	548	(100.0)%
Warrant expense	783	783	—%	1,558	1,558	—%
Interest expense and financing fees	3,266	261	1151.3%	6,429	508	1165.6%
Foreign exchange (gains) losses	(2)	79	(102.5)%	6	33	(81.8)%
Total expenses	143,196	117,347	22.0%	278,320	225,593	23.4%

Income before income taxes	20,661	15,916	29.8%	41,231	30,387	35.7%
Income tax expense	(4,523)	(3,574)	26.6%	(9,083)	(6,620)	37.2%
Net income	$16,138	$12,342	30.8%	$32,148	$23,767	35.3%

Key Operating and Financial Metrics:
Adjusted net income(1)	$16,145	$12,758	26.5%	$32,178	$24,238	32.8%
Loss ratio	67.3%	66.2%		67.1%	66.5%
Expense ratio	28.6%	30.6%		28.5%	30.4%
Combined ratio	95.9%	96.8%		95.6%	96.9%
Return on equity(2)	13.8%	12.4%		13.9%	12.2%
Adjusted return on equity(1)(2)	13.8%	12.8%		13.9%	12.5%
Diluted earnings per share	$0.48	$0.36	33.3%	$0.96	$0.70	37.1%
Diluted adjusted earnings per share(1)	$0.48	$0.37	29.7%	$0.96	$0.72	33.3%
__________________
NM - Percentage change is not meaningful.
(1)Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable U.S. GAAP measures.
(2)For the three and six months ended June 30, 2026 and 2025, net income and adjusted net income are annualized to arrive at return on equity and adjusted return on equity.

Condensed Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
	($ in thousands, except share data)
Assets
Investments
Fixed maturity securities, available for sale, at fair value (amortized cost of $1,593,861 and $1,364,228, respectively)	$1,585,217	$1,371,006
Total investments	1,585,217	1,371,006

Cash and cash equivalents	141,748	193,545
Restricted cash and cash equivalents	23,073	40,225
Accrued investment income	13,686	10,958
Premium balances receivable	122,370	84,415
Reinsurance recoverable, net	466,205	399,676
Prepaid reinsurance premiums	227,048	191,821
Deferred policy acquisition costs	45,491	35,284
Property and equipment, net	11,951	10,636
Income taxes receivable	4,307	3,073
Deferred tax assets, net	29,574	22,476
Other assets	10,622	8,261
Total assets	$2,681,292	$2,371,376

Liabilities
Reserve for losses and loss adjustment expenses	$1,318,644	1,129,936
Unearned premiums	628,266	552,594
Reinsurance balances payable	85,577	65,778
Debt	146,573	146,447
Income taxes payable	314	314
Accrued expenses	11,604	19,047
Other liabilities	16,375	7,986
Total liabilities	2,207,353	1,922,102

Commitments and contingencies (Note 13)

Mezzanine equity
Performance stock units	1,578	1,008

Stockholders' equity
Common stock	329	328
($0.01 par value; 400,000,000 shares authorized, 32,943,005 and 32,783,451 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively)
Additional paid-in capital	330,017	325,889
Accumulated other comprehensive gain (loss)	(6,828)	5,354
Retained earnings	148,843	116,695
Total stockholders' equity	472,361	448,266
Total mezzanine equity and stockholders' equity	473,939	449,274

Total liabilities, mezzanine equity and stockholders' equity	$2,681,292	$2,371,376

Gross Written Premiums

The following tables present gross written premiums by underwriting division for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,
	2026	% of Total	2025	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Casualty	$199,764	67.0%	$150,720	64.9%	$49,044	32.5%
Professional Liability	55,085	18.5%	54,752	23.5%	333	0.6%
Healthcare Liability	29,133	9.8%	23,505	10.1%	5,628	23.9%
Baleen Specialty	13,912	4.7%	3,384	1.5%	10,528	311.1%
Gross written premiums	$297,894	100.0%	$232,361	100.0%	$65,533	28.2%

	Six Months Ended June 30,
	2026	% of Total	2025	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Casualty	$347,032	67.4%	$273,034	67.1%	$73,998	27.1%
Professional Liability	82,746	16.1%	80,752	19.8%	1,994	2.5%
Healthcare Liability	59,578	11.6%	47,293	11.6%	12,285	26.0%
Baleen Specialty	25,279	4.9%	6,130	1.5%	19,149	312.4%
Gross written premiums	$514,635	100.0%	$407,209	100.0%	$107,426	26.4%

The following tables present gross written premiums by underwriting model(1) for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,
	2026	% of Total	2025	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Craft	$279,190	93.7%	$228,875	98.5%	$50,315	22.0%
Digital
Baleen Specialty	13,912	4.7%	3,384	1.5%	10,528	311.1%
Express	4,792	1.6%	102	—%	4,690	4598.0%
Digital	18,704	6.3%	3,486	1.5%	15,218	436.5%
Gross written premiums	$297,894	100.0%	$232,361	100.0%	$65,533	28.2%

	Six Months Ended June 30,
	2026	% of Total	2025	% of Total	$ Change	% Change
	($ in thousands, except percentages)
Craft	$481,106	93.5%	$400,977	98.5%	$80,129	20.0%
Digital
Baleen Specialty	25,279	4.9%	6,130	1.5%	19,149	312.4%
Express	8,250	1.6%	102	—%	8,148	7988.2%
Digital	33,529	6.5%	6,232	1.5%	27,297	438.0%
Gross written premiums	$514,635	100.0%	$407,209	100.0%	$107,426	26.4%
__________________
NM - Percentage change is not meaningful.
(1)Our products are delivered through two complementary underwriting models designed to support sustainable and profitable growth across market cycles: a “craft” model for large, complex, higher-severity risks, and a “digital” model, which includes Baleen Specialty and other small-business offerings (“express”), for smaller, simpler, scalable business.

Loss Ratio

The following tables summarize current and prior accident year loss ratios for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,
	2026		2025
	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Current accident year	$96,792	67.2%	$78,785	66.1%
Prior accident year(1)	153	0.1%	115	0.1%
Total	$96,945	67.3%	$78,900	66.2%

	Six Months Ended June 30,
	2026		2025
	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums	Net Losses and Loss Adjustment Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Current accident year	$187,672	66.8%	$151,768	66.3%
Prior accident year(1)	755	0.3%	559	0.2%
Total	$188,427	67.1%	$152,327	66.5%
__________________
(1)The existence of our prior accident year losses for the three and six months ended June 30, 2026 and 2025 were driven by expected loss ratios applied to net additional premiums billed and fully earned in the period, but associated with policies from prior accident years. These amounts were not based on actual losses settling for more than reserved, and did not represent an increase in estimated reserves on unresolved claims.

Expense Ratio

The following tables summarize the components of our expense ratio for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,
	2026		2025
	Expenses	% of Net Earned Premiums	Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Net acquisition costs	$15,820	11.0%	$11,038	9.3%
Operating expenses	26,384	18.3%	25,849	21.7%
Less: Other insurance related-income	(1,095)	(0.7)%	(460)	(0.4)%
Total	$41,109	28.6%	$36,427	30.6%

	Six Months Ended June 30,
	2026		2025
	Expenses	% of Net Earned Premiums	Expenses	% of Net Earned Premiums
	($ in thousands, except percentages)
Net acquisition costs	$29,713	10.6%	$20,834	9.1%
Operating expenses	52,187	18.6%	49,785	21.7%
Less: Other insurance-related income	(1,974)	(0.7)%	(805)	(0.4)%
Total	$79,926	28.5%	$69,814	30.4%

Net Investment Income

The following table summarizes the sources of net investment income for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	($ in thousands)
U.S. government and government agency	$642	$1,633	$1,381	$3,478
State and municipal	1,727	876	3,101	1,564
Commercial mortgage-backed securities	2,116	1,267	4,231	2,447
Residential mortgage-backed securities	4,326	3,129	8,581	5,668
Asset-backed securities	2,329	1,569	4,392	3,052
Corporate	6,825	4,244	12,965	7,496
Short-term investments	25	86	46	214
Cash and cash equivalents	1,206	1,154	2,890	2,859
Gross investment income	19,196	13,958	37,587	26,778
Investment expenses	(376)	(281)	(740)	(542)
Net investment income	$18,820	$13,677	$36,847	$26,236

Reconciliation of Non-GAAP Financial Measures

This earnings release contains certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. Management believes that each of the non-GAAP financial measures described below provides useful insight into our underlying business performance.

•Adjusted net income is defined as net income excluding the impact of net realized investment losses, non-operating expenses, loss on extinguishment of credit facility, foreign exchange (gains) losses, and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We calculate the tax impact only on adjustments that would be included in calculating our income tax expense using the estimated tax rate at which we received a deduction for these adjustments.

•Adjusted return on equity is defined as adjusted net income as a percentage of average beginning and ending mezzanine equity and stockholders’ equity.

•Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity based awards are converted into common stock equivalents as calculated using the treasury stock method.

You should not rely on these non-GAAP financial measures as a substitute for any U.S. GAAP financial measure.
While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and not as a replacement for or superior to the comparable U.S. GAAP measures. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures.

Adjusted net income

Adjusted net income for the three and six months ended June 30, 2026 and 2025 reconciles to net income as follows:

	Three Months Ended June 30,
	2026		2025
	Before income taxes	After income taxes	Before income taxes	After income taxes
	($ in thousands)
Income as reported	$20,661	$16,138	$15,916	$12,342
Adjustments:
Net realized investment losses	11	11	11	11
Non-operating expenses	—	—	437	437
Foreign exchange (gains) losses	(2)	(2)	79	79
Tax impact	—	(2)	—	(111)
Adjusted net income	$20,670	$16,145	$16,443	$12,758

	Six Months Ended June 30,
	2026		2025
	Before income taxes	After income taxes	Before income taxes	After income taxes
	($ in thousands)
Income as reported	$41,231	$32,148	$30,387	$23,767
Adjustments:
Net realized investment losses	32	32	15	15
Non-operating expenses	—	—	548	548
Foreign exchange losses	6	6	33	33
Tax impact	—	(8)	—	(125)
Adjusted net income	$41,269	$32,178	$30,983	$24,238

Adjusted return on equity

Adjusted return on equity for the three and six months ended June 30, 2026 and 2025 reconciles to return on equity as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	($ in thousands, except percentages)
Numerator: Adjusted net income(1)	$64,579	$51,031	$64,356	$48,477
Denominator: Average mezzanine equity and stockholders' equity	466,550	399,588	461,607	389,127
Adjusted return on equity	13.8%	12.8%	13.9%	12.5%
_______________
(1)For the three and six months ended June 30, 2026 and 2025, net income and adjusted net income are annualized to arrive at return on equity and adjusted return on equity.

Diluted adjusted earnings per share

Diluted adjusted earnings per share for the three and six months ended June 30, 2026 and 2025 reconciles to diluted earnings per share as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	($ in thousands, except share and per share data)
Numerator: Adjusted net income	$16,145	$12,758	$32,178	$24,238
Denominator: Diluted weighted average shares outstanding	33,557,875	34,045,961	33,456,675	33,885,414
Diluted adjusted earnings per share	$0.48	$0.37	$0.96	$0.72

Subsequent Event

On August 3, 2026, the Company and American Family announced that they have entered into a definitive agreement under which American Family has agreed to acquire all of the issued and outstanding shares of common stock of Bowhead that it does not currently own for $34.00 per share in cash, without interest, for a total transaction value of approximately $1.2 billion.

Conference Call Cancelled

As previously announced, given the transaction with American Family announced earlier today, the Company will not be hosting a conference call to discuss its results for the second quarter ended June 30, 2026, which was originally scheduled for 8:30 a.m. Eastern Time on Tuesday, August 4, 2026.

About Bowhead

Bowhead is a growing specialty insurance business providing casualty, professional liability and healthcare liability insurance products. We were founded and are led by industry veteran Stephen Sills. The team is composed of highly experienced and respected industry veterans with decades of individual, successful underwriting and management experience. Our products are delivered through two complementary underwriting models designed to support sustainable and profitable growth across market cycles: a “craft” model for large, complex, higher-severity risks, and a “digital” model, which includes Baleen Specialty and other small-business offerings (“express”), for smaller, simpler, and scalable business.

We pride ourselves on the quality and experience of our people, who are committed to exceeding our partners’ expectations through excellent service and expertise. Our collaborative culture spans all functions of our business and allows us to provide a consistent, positive experience for all of our partners.

Forward-Looking Statements

Statements in this press release, and any related oral statements, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms or the converse of such terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this press release and include statements regarding intentions, beliefs or current expectations concerning, among other things, the transaction, regulatory approvals, and the timing of the transaction, the industries in which Bowhead operates, and other statements relating to Bowhead’s future performance.

The transaction is subject to risks and uncertainties, including: that Bowhead and American Family may be unable to complete the transaction because, among other reasons, conditions to the closing of the transaction may not be satisfied or waived; uncertainty as to the timing of completion of the transaction; the inability to complete the transaction due to the failure to obtain the Bowhead stockholder approvals for the transaction or the failure to satisfy other conditions to completion of the transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; interloper risk; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks related to disruption of management’s attention from Bowhead’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on Bowhead’s relationships with its insureds, operating results and business generally; and the outcome of any legal proceedings to the extent initiated against Bowhead, American Family or others following the announcement of the transaction, as well as Bowhead’s and American Family management’s response to any of the aforementioned factors.

A more fulsome discussion of the risks related to the transaction will be included in Bowhead’s proxy statement for the transaction. For a discussion of factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the section captioned “Risk Factors” in Bowhead’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. While the list of factors presented here is, and the list of factors presented in the proxy statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Forward-looking statements speak only as of the date on which they are made. Except as expressly required under federal securities laws or the rules and regulations of the SEC, Bowhead does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to Bowhead are expressly qualified by these cautionary statements.

The information contained on or connected to any websites referenced in this communication is not incorporated by reference into this communication.

Investor Relations Contact:
Shirley Yap, Head of Investor Relations
investorrelations@bowheadspecialty.com